Exhibit 99.01
OGE Energy Corp. announces the successful close of the merger between Energy Transfer and Enable Midstream Partners
Transaction close is an important step to OGE becoming pure-play electric utility

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E") today announced the completion of the merger between Energy Transfer LP and Enable Midstream Partners LP.

"We are pleased to announce the successful merger between Energy Transfer and Enable and I thank Enable and its employees for their hard work and dedication over the years," said Sean Trauschke, Chairman, President, and CEO of OGE Energy Corp. "This merger is an important step in OGE's plan to become a pure-play electric utility. The strength of our balance sheet remains a competitive advantage for the company, supports our intention to exit a majority of the Energy Transfer investment by the end of 2022, and allows for continued investment in the electric utility and the communities we serve."

Transaction Details

On December 2, 2021, Energy Transfer LP, a Delaware limited partnership ("Energy Transfer"), completed its previously announced acquisition of Enable pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 16, 2021, by and among Enable, Energy Transfer and certain other Energy Transfer merger subsidiaries. In the merger, among other things, all of the 110,982,805 common units of Enable owned by OGE Energy were exchanged for 95,389,720 common units of Energy Transfer. Upon closing of the merger, OGE Energy owns approximately three percent of the outstanding limited partner units of Energy Transfer. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGLs and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. As part of the transaction, Energy Transfer also acquired the general partner interests of Enable from OGE Energy Corp. and CenterPoint Energy, Inc., a Texas corporation ("CenterPoint"), the other sponsor of the Partnership, for $10 million in aggregate cash consideration. Further, upon closing of the merger, CenterPoint will pay OGE Energy $30 million.

About OGE Energy Corp.

OGE Energy Corp. ("OGE Energy") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 876,000 customers in Oklahoma and western Arkansas. In addition, prior to December 2, 2021, OGE Energy held a 25.5 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.

Forward-Looking Statements

This news release includes "forward-looking" statements. Forward-looking statements are intended to be identified by words such as "anticipate," "believe," "intend," "plan," "expect," "continued," "goal," "may" or similar expressions. Factors that could affect actual results include, but are not limited to, conditions in the capital markets; business conditions in the energy and natural gas midstream industries; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2020.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.